Form C

Cover Page

Name of issuer:

Beautiful Game, Inc.

Legal status of issuer:

Form: Other

Other (specify): Public Benefit Corporation

Jurisdiction of Incorporation/Organization: TN

Date of organization: 10/25/2018

Physical address of issuer:

1271 Market Street
Chattanooga TN 37402

Website of issuer:

http://www.chattanoogafc.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- [x] Common Stock
- [ ] Preferred Stock
- [ ] Debt
- [ ] Other

If Other, describe the security offered:

Target number of securities to be offered:

400

Price:

$125.00000

Method for determining price:

Dividing pre-money valuation ($2,947,956.27) by number of shares outstanding on fully diluted basis.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

5/3/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$197,617.00	$0.00
Cash & Cash Equivalents:	$170,912.00	$0.00
Accounts Receivable:	$955.00	$0.00
Short-term Debt:	$125,525.00	$0.00
Long-term Debt:	$31,666.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	$0.00	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Beautiful Game, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Sheldon Grizzle	President	Beautiful Game, Inc dba Chattanooga Football Club	2018
Thomas Clark	Real Estate Analyst	Lamppost Properties, LLC	2018
Tim Kelly	Auto Dealer	Kelly Auto Group, Inc	2018
Paul Rustand	Designer	Widgets and Stone, LLC	2018
Daryl Heald	Philanthropic Consulting	MacClellan Foundation	2018
Marshall Brock	Investment Advisors	Keel Point Advisors	2018
Frank Kruesi Brock, Jr	Executive Director	Chattanooga FC Foundation	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Sheldon Grizzle	President	2018
Sheldon Grizzle	Vice Chairman	2018
Thomas Clark	Treasurer	2018
Tim Kelly	Chairman	2018
Paul Rustand	Secretary	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

No principal security holders.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Small Management Team. Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Competition. The Club will be facing competition from a new team that has announced it will also be playing in Chattanooga. Although the club feels strongly that its fan loyalty will sustain its business model, there is a risk of lower attendance and revenue due to the competition from the new club.

Stadium Lease Terms. The Company leases the use of a stadium; it does not own its own stadium. The current lease is a 2 year commitment with an option for a 1 year extension through the 2021 season. While the team's lease is a significant source of revenue for the stadium, there is no guarantee that the lease will be renewed for the Company on similar or feasible terms in the future. Should the Company's lease expire or should the Company and the stadium fail to come to agreement, the Company would need to find another venue and there is no guarantee that another facility would provide similar features, cost-effective lease terms or revenue stream opportunities.

Risks Related to a Change of League. The Company intends to move its team from the league in which it currently competes to a new league in 2020. The Company believes that a change to a new league will increase revenues but the change is also expected to increase costs including payroll for professional players, travel costs, administrative and front offices costs and other costs related to a longer playing season. Increased costs may negatively impact the profitability of the Company if anticipated revenues related to the change of league are not met.

Company has a limited operating history. Company was incorporated in October 2018 and has been operating since May 2009. The Company was initially operated on a volunteer basis and only recently hired staff. Prior to the hiring of an executive, the Company was profitable. Since the hiring of a full time executive, the Company has not consistently produced a profit. There is no assurance that the Company will ever produce significant or any profit. As a relatively new enterprise, the Company are likely to be subject to risks that management has not anticipated. It is possible that the proceeds from this offering and other resources may not be sufficient for us to continue to finance operations as projected.

Company has incurred losses and may incur future losses. The Company has had years of profitability and years of losses. The Company expect to experience losses from operations for some time during this transition to a new league. The Company cannot predict when or if the Company will become profitable. If the Company achieves profitability, the Company may not be able to sustain it.

Company's Operating Costs May Rise. The Company has budgeted for a wide range of operating costs based on current conditions; but unforeseen conditions could cause operating costs to rise substantially. For example, stadium leasing fees, administrative costs, costs due to expansion into a new league among others may all be larger than expected. An increase in such projected costs or in other operating costs could cause the Company to be unprofitable.

The Company may not have sufficient financial resources to successfully compete in the semi-pro or professional sports industries. A large number of enterprises provide similar services. The Company will be competing with startup and established businesses that may have an operating history, greater financial resources, management experience and market share than the Company have. There can be no assurance that the Company will be able to compete or capture adequate market share. The Company may not be profitable if it cannot compete successfully with other businesses.

The Company depends on the services of key employees, whose knowledge of semi-pro and professional soccer would be difficult to replace. The Company currently does not have a firm plan fully detailing how to replace these persons in the case of death or disability, although this is mitigated by significant skill redundancies among the founders. The Company's success also depends on the Company's ability to recruit, train, and retain qualified personnel. The loss of the services of any of the key members of senior management, other key personnel, or the Company's inability to recruit, train, and retain senior management or key personnel may have a material adverse effect on the Company's business, operating results, and financial condition. The business may be harmed if the Company lose the services of these people and the Company are not able to attract and retain qualified replacements.

Control of the Company. Control of the Company and all of its operations are, and will remain, solely with its (Officers, Directors, Managers). Investors must rely upon the judgment and skills of such persons.

Unfavourable weather, earthquakes and other natural disasters could impact the Company's success. The Company intends to build/has built its project in a geographic area which is exposed to earthquakes, weather-related problems, and other natural disasters. Such disasters could cause damage to the project; interrupt power supplies; hamper delivery of water to or from the plant; or otherwise lead to a loss of revenue or an increase in costs to the Company.

The Company's success depends on the ability to obtain, maintain, defend and enforce intellectual property rights. The Company's ability to compete against other businesses selling similar products depends on its ability to secure and enforce intellectual property rights, including trademark and trade secret rights. However, there is no guarantee that any trademark applications that the Company have filed (or the Company may in the future file) will be approved, and any trademark registrations that have issued (or may in the future issue) could be held invalid due to the Company's conduct or challenges by third parties. The Company could lose its trade secret rights if the Company fail to properly protect confidential information. Even to the extent that the Company's intellectual property rights are valid, enforcing those rights could involve costly legal processes that the Company may not be able to bring to a successful conclusion.

Payment of dividends. The Company is not required to, and there is no guarantee that the Company will, pay dividends in any year.

Paul Rustand is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Tim Kelly is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Thomas Clark is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds: 85% -- professional player payroll

10%-- marketing

5% -- Wefunder Intermediary fee

If we raise: **$1,070,000**

Use of Proceeds: 50% --player payroll

20%--marketing budget

15%-- travel budget

10%-- international friendlies

5% -- Wefunder Intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

2.9M pre-money valuation
See exact security attached as Appendix B, Investor Contracts.

Beautiful Game, Inc. is offering a maximum of of 8560 Class S Shares ("Supporters Stock"), at a price per share of $125.

Beautiful Game, Inc. is offering a minimum of 400 Class S Shares ($50,000).

Voting and Dividend Rights.
The holders of Supporters Stock shall not have voting rights except as set forth in the charter and bylaws of the Company, as required by law, and as described in the Investment Agreement. The holders of Supporters Stock shall be considered limited shareholders for the purpose of any election, meeting, consent instrument or waiver of notice under any provision of law now in force or later enacted. Except for the difference in voting rights and dividend rights, all classes of Common and Supporters' Stock have the same relative rights and shall have the right to receive the net assets of the Company on dissolution.

Voting to elect the Board of Directors. The holders of record of the shares of Supporters Stock, voting as a separate class, shall be entitled to elect one (1) director of the Company (the "**Supporter Director**"); provided that, prior to the seating of any Supporter Director on the Board of Directors, the other Board of Directors shall be required to approve and consent to such election and seating.

Repurchase. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "Repurchase," and such greater value, the "Repurchase Value"); provided, however, that, in the event an Equity Financing occurs within three months after the Repurchase and the Repurchase Value is less than the Aggregate Value (as defined below) of the shares of Supporters Stock the Investor would have received had the Repurchase not occurred (where such value is determined by multiplying the number of shares of Supporters Stock by the Conversion Price and is referred to as the "Aggregate Value"), the Company shall pay to the Investor an amount equal to the difference between the Aggregate Value and the Repurchase Value promptly following the consummation of the Equity Financing. Such independent appraiser shall be regularly engaged in the valuation of securities. The foregoing repurchase option terminates upon a Change of Control or Dissolution Event.

14. Do the securities offered have voting rights?

☑ Yes
☐ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: Voting and Dividend Rights. The holders of Supporters Stock shall not have voting rights except as set forth in the charter and bylaws of the Company, as required by law, and as described in the Investment Agreement. The holders of Supporters Stock shall be considered limited shareholders for the purpose of any election, meeting, consent instrument or waiver of notice under any provision of law now in force or later enacted. Except for the difference in voting rights and dividend rights, all classes of Common and Supporters' Stock have the same relative rights and shall have the right to receive the net assets of the Company on dissolution. Voting to elect the Board of Directors. The holders of record of the shares of Supporters Stock, voting as a separate class, shall be entitled to elect one (1) director of the Company (the "Supporter Director"); provided that, prior to the seating of any Supporter Director on the Board of Directors, the other Board of Directors shall be required to approve and consent to such election and seating
☐ No

16. How may the terms of the securities being offered be modified?

This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Investor.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class S Units	20,000	0	Yes
Class B Units	5,000	3,583.650175	No
Class A Units	20,000	20,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

Class S Supporters Stock carries limited voting rights and no dividend rights as compared to Common Stock Class A and B. Class S Supporters Stock has the same dissolution and liquidation rights as Common Stock Classes A and B.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

The Supporters Stock may be diluted by a vote of the holders of the Company's Common Stock.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

The Company has a $30,000 line of credit agreement with Atlantic Capital Bank. The line has a stated interest rate of 5.83% and matures in November 2019. The balance on the line of credit as of November 30, 2018 was $25,000.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
11/2018	Regulation D, Rule 506(b)	Common stock	$200,000	General operations
12/2018	Regulation D, Rule 506(b)	Common stock	$447,956	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Tim Kelly
Amount Invested	$15,000.00
Transaction type	Loan
Issue date	10/25/18
Outstanding principal plus interest	$15,000.00 as of 01/15/19
Interest rate	0.0% per annum
Current with payments	Yes
Relationship	Stockholder

Related party loan with no set maturity date and no interest rate. Converted to equity in the B round of investment which was completed subsequent to 11/30/18

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

As Chattanooga Football Club enters a new era of growth, we're inviting you to invest in our future and own part of the team. By selling equity shares, we're expanding our commitment to Chattanooga and our fans, so that when Chattanooga Football Club wins, we all win. We are leading the way in American soccer, creating a sustainable model that's better for players, fans, and communities.

Our goal has always been to establish a community-based club that will be around for 100 years, like soccer clubs around the world. With the experience gained over the last 10 seasons, we've established our place in the landscape of American soccer and are ready to move to the next level. We are adding professional players next year and playing a longer season in a new league we're helping launch. This is something we've been working on for years, and we are thrilled to finally see it happen.

Milestones

Beautiful Game, Inc. was incorporated in the State of Tennessee in October 2018. On November 8, 2018, the Chattanooga FC, Incorporated stockholders voted to transfer substantially all assets and liabilities from Chattanooga FC, Incorporated to Beautiful Game, Inc., which intends to continue the operations of the Company. As of January 2019, Chattanooga FC, Incorporated has not been dissolved.

Since then, we have:

- This is a limited opportunity to own an equity stake in Chattanooga Football Club. Supporter shares are limited to 8,000. This is real equity with real rights—each share comes with life-long voting rights and special owner privileges.
- We have inspired dozens of community-based clubs throughout the United States, giving them hope that soccer can thrive in places we never thought possible. A successful raise will set an example and pave the way for other clubs and cities across America.
- By becoming an owner, you're not just investing in the local soccer community, as shareholder of a benefit corporation, you're buying a piece of U.S. soccer history.
- You can buy a share for yourself, your family, or your friends. For kids, team ownership is a gift that lasts a lifetime.
- Chattanooga Football Club shares have financial rights and come with voting privileges, investor updates, and special owner perks.
- We are well-established. Our loyal fan base has drawn the highest total attendance in the National Premier Soccer League over the last ten years—averaging more than 4,000 fans per game in 2017. We have set many amateur soccer attendance records, including a record-breaking 18,000 fans at the 2015 NPSL National Final, and also in 2015, we became the best amateur team in America by winning the Hank Steinbrecher Cup.

Historical Results of Operations

Our company was organized in October 2018 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 11, 2018, the Company had revenues of $0.
- *Assets.* As of December 11, 2018, the Company had total assets of $197,617, including $170,912 in cash.
- *Net Income.* The Company has had net income of $0 for 2018.
- *Liabilities.* The Company's liabilties totaled $157,191 for 2018.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $15,000 in debt and $647,956 in equity.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 36 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 24 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Beautiful Game, Inc. cash on hand is $419,00 as of January 11, 2019. Over the last three months, revenues have averaged $4000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $10,000/month, for an average burn rate of $6,000 per month. Our plan is to be profitable in 4 months once we have held a few matches, which are our main revenue drivers.

We are launching an extended season league with professional players that will allow us to generate revenue beyond the bounds of our historical season. Will we also be expanding the size and expense of our front office staff in order to generate additional ticket and sponsorship revenue during our new, extended season from March-November.

Our expenses will rise as described above, in addition to expenses of a professional payroll. Our revenues will also increase with more games and increased sponsorship revenues. We have also raised additional private capital to help increase our runway.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://chattanoogafc.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Chattanooga FC Subscription Agreement

Appendix C: Financial Statements

Financials 1
Financials 2

Appendix D: Director & Officer Work History

Daryl Heald
Frank Kruesi Brock, Jr
Marshall Brock
Paul Rustand
Sheldon Grizzle
Thomas Clark
Tim Kelly

Appendix E: Supporting Documents



INVEST IN CHATTANOOGA FC

For the first time in America, a soccer club offers fans true equity ownership.

As Chattanooga Football Club enters a new era of growth, we're inviting you to invest in our future and own part of the team. By selling equity shares, we're expanding our commitment to Chattanooga and our fans, so that when Chattanooga Football Club wins, we all win. We are leading the way in American soccer, creating a sustainable model that's better for players, fans, and communities.



Sheldon Grizzle
President / Vice Chairman
Sheldon is passionate for creating community with entrepreneurial principles in all aspects of life.



$ 125 min

REMIND ME (0)

What you are investing in

Priced Round

$2.95M pre-money valuation

Investors in the first $250,000 of the raise can attend an ownership party at one of our pre-season friendly games.

$109.00 per share
Common Stock
$25K+ pro rata right threshold

If you invest, you're betting Chattanooga FC will be worth more than $2.95M in the future.

Earning a return

Learn more about equity fundraises

Investor perks

$125+
1 vote, Owner Lapel Pin,"CFC Owner" Yard Sign, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner

Why you may want to invest

1. This is a limited opportunity to own an equity stake in Chattanooga Football Club. Supporter shares are limited to 8,000. This is real equity with real rights—each share comes with life-long voting rights and special owner privileges.
2. We have inspired dozens of community-based clubs throughout the United States, giving them hope that soccer can thrive in places we never thought possible. A successful raise will set an example and pave the way for other clubs and cities across America.
3. By becoming an owner, you're not just investing in the local soccer community, as shareholder of a benefit corporation, you're buying a piece of U.S. soccer history.
4. You can buy a share for yourself, your family, or your friends. For kids, team ownership is a gift that lasts a lifetime.
5. Chattanooga Football Club shares have financial rights and come with voting privileges, investor updates, and special owner perks.
6. We are well-established. Our loyal fan base has drawn the highest total attendance in the National Premier Soccer League over the last ten years—averaging more than 4,000 fans per game in 2017. We have set many amateur soccer attendance records, including a record-breaking 18,000 fans at the 2015 NPSL National Final, and also in 2015, we became the best amateur team in America by winning the Hank Steinbrecher Cup.

Our Ambition

Our goal has always been to establish a community-based club that will be around for 100 years, like soccer clubs around the world. With the experience gained over the last 10 seasons, we've established our place in the landscape of American soccer and are ready to move to the next level. We are adding professional players next year and playing a longer season in a new league we're helping launch. This is something we've been working on for years, and we are thrilled to finally see it happen.

chattanoogafc.com

benefits and merchandise, invitation to annual shareholders' meeting.

$250+

Couples 2 Share Bundle: 2 votes, 2 Owner Lapel Pins, "CFC Owner" Yard Sign, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner benefits and merchandise, 2 invitations to annual shareholders' meeting.

$500+

Family 4 Share Bundle: 4 votes, 4 Owner Lapel Pins, "CFC Owner" Yard Sign, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner benefits and merchandise, 4 invitations to annual shareholders' meeting.

$1,250+

Superfan: Ten votes, up to 5 Owner Lapel Pins, "CFC Owner" Yard Sign, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner benefits and merchandise, invitation to annual shareholders' meeting.

$5,000+

Investor: 40 votes, up to 5 Owner Lapel Pins, "CFC Owner" Yard Sign and custom flag, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner benefits and merchandise, invitation to annual shareholders' meeting. One lifetime season pass

$10,000+

Major Investor- 80 votes, up to 5 Owner Lapel Pins, "CFC Owner" Yard Sign and custom flag, Stock certificate, your name on our 2019 third alternate jersey, access to exclusive owner benefits and merchandise, invitation to annual shareholders' meeting. Two lifetime season passes.

see less

community recreation sports

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> *Chattanooga FC is challenging the hierarchy of American soccer… that patient, yet aggressive, ambition has been the trademark of Chattanooga FC, and it has inspired other communities to follow suit.*

Howler Magazine

THE BUZZ ABOUT CHATTANOOGA FC

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Chattanooga FC is an undisputed success for lower league soccer.

NBC Sports

Soccer fans in the US have a few options when it comes to expressing their support of the game - either latch onto a franchise team in MLS, NWSL or USL, support an international club, or build something from scratch. That's what Chattanooga FC did 10 years ago becoming a stable, strong, club in a sport dominated by single entity in the US.

Stars and Stripes FC

Lamp Post is all about betting on Chattanooga. When we were offered the opportunity to invest in the future of Chattanooga Football Club, it was a resounding yes! Onward CFC!!

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AJC

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3 WRCB Chattanooga

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September 26, 2018 @ nasl.com

USA ONE NATION. ONE TEAM.

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September 26, 2018 @ ussoccer.com

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WUTC CHATTANOOGA'S NPR NEWS STATION

Chattanooga Football Club Adds Women's Team

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Chattanooga FC fans rally around the team - WDEF

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July 13, 2018 @ news-daily.com

Chattanooga FC are conference champions, playoffs begin Thursday - NOOGAtoday

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July 9, 2018 @ noogatoday.6amcity.com

PHOTOS: Chattanooga FC vs Asheville City SC

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May 24, 2018 @ chattanoogan.com

Chattanooga FC looks to unite US Soccer, backs away from NISA | Soc Takes

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Chattanooga Football Club

ℹ Chattanooga Football Club's debut 10 seasons ago literally began with a perfect storm. In May 2009, the soccer club was preparing for its inaugural match at ℹ Finley Stadium, but Mother Nature seemed to have other plans that could derail

March 6, 2018 @ chattmag.com

Break out the scarfs: FC Dallas draws Chattanooga FC 1-1 in balmy 33 degrees

It may have been cold, but FC Dallas' preseason slate got off to a nice start in chilly Chattanooga on Saturday. Dallas played Chattanooga FC to a 1-1 draw. Matt Hedges scored FC Dallas' only goal ('32), making just enough contact with an inbound free

February 4, 2018 @ sportsday.dallasnews.com

FC Dallas ties Chattanooga FC in preseason friendly 1-1

DAL - Matt Hedges (Mauro Diaz) 32CFC - Zeca Ferraz (Jaquin Cabello) 42 FC Dallas - Jimmy Maurer, Anton Nedyalkov, Maynor Figueroa, Matt Hedges, Reggie Cannon, Victor Ulloa, Kellyn Acosta, Paxton Pomykal, Mauro Diaz, Michael Barrios, Maxi Urruti.

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Welcome to NISA - Tim Kelly of Chattanooga FC Talks Soccer, Stadiums, Ambitions, Supporters' Trusts, and Duck Sized Horses

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MOTS Podcast: ATLUTD at Chattanooga FC Post-Game

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Chattanooga FC Partners With VFL Wolfsburg

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January 10, 2017 @ chattanoogan.com

How the ATLUTD/CFC friendly came to pass

Yesterday's announcement of Chattanooga FC hosting Atlanta United on February 11, along with the U.S. men's national team playing Jamaica a week earlier, took some by surprise. Sean McDaniel, general manager of the NPSL club, made a bold statement at
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Chattanooga FC Announces Two Historic Matches

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Chattanooga FC Offers A Template For Connecting Soccer & Community In The USA

On August 8, 2015, 18,227 people filled Chattanooga's Finley Stadium to watch their local amateur club, Chattanooga FC of the National Premier Soccer League, face off against New York Cosmos B for the fourth division NPSL national championship.
October 13, 2016 @ midfieldpress.com

We Have the Highest Attendance in the NPSL

The National Premier Soccer League is an amateur soccer league in the U.S, with 98 clubs competing in cities from Tacoma to Miami. But no team has drawn more fans over the past decade than Chattanooga FC. We have consistently set soccer attendance records, including more than 18,000 fans at the 2015 NPSL National Final. Our fans' devotion is what gives us confidence as we grow with professional players and a longer season next year..



The chattahooligan



Built by Chattanoogans, for Chattanooga.

We make Chattanooga a better place by building community, shaping culture, developing talent and uniting diverse peoples through the sport of soccer. Our fans are more than just attendance numbers. Over the last 10 seasons, we've fallen in love with Chattanooga, and Chattanooga has fallen in love with us. Our spirited fan base, the Chattahooligans, is one of the most devoted supporter groups in the U.S. We've started a youth academy, a charitable foundation, and a women's team. By eschewing a franchise model for a community-based model, we've proudly introduced thousands of people to soccer for the first time. In the process, we've also inspired dozens of community-based clubs throughout the United States, giving them hope that soccer can thrive in places we never thought possible, with the support of their communities. We are more than 11 players on a field, and our supporters are more than just fans.












ACTIVE

Timeline

- **January 29, 2009** — Chattanooga FC Founded by 8 Entrepreneurs
- **May 16, 2009** — CFC's first match draws 1,650 fans
- **January 2013** — CFC Women's team is started, playing in the WPSL
- **May 30, 2015** — CFC wins USASA Amateur National Championship
- **Aug 8, 2015** — CFC and the NPSL National Championship in Chattanooga draw 18,227 fans
- **Nov 1, 2015** — 8CFC Foundation is established, and is comprised of CSM and Operation Get Active
- **Feb 10, 2017** — 12,484 fans attend friendly with MLS's Atlanta United
- **June 30, 2018** — CFC Women win first WPSL Southeast Conference Championship
- **July 10, 2018** — CFC wins its 7th Southeast Conference title
- **August 2019** — Begin playing against other premier teams with professional players
- **2019** — Formalize alliances with international partners
- **January 2020** — Expand futsal and soccer facilities throughout the city

Letter from the Founder

In 2009, many questioned our decision to start a soccer club in the heart of SEC football country. But what seemed like a pipe dream 10 years ago has inspired communities and clubs around the U.S. to follow in our footsteps.

Our original business plan hoped for an average of 500 fans per game. When more than 1,500 showed up to our first game (and endured a thunderstorm to watch us lose), we knew our dreams could actually become a reality. Just a few years later, over 18,000 fans came out to watch us play in the national championship.

We're honored and humbled to be in this position. Chattanooga Football Club was founded by a group of local people who care for the welfare of the city and are actively pursuing it through philanthropic efforts, growing small business opportunities, building our entrepreneurial ecosystem, and more. As a founding group, we asked ourselves from day one, "How can we use soccer as a tool to improve Chattanooga and our quality of life?"

Over the last 10 seasons, we've invested in our community through time, energy, and resources. Chattanooga FC Women, Chattanooga FC Academy, Chattanooga FC Foundation, Highland Park Commons, Chattanooga Sports Ministries, and Operation Get Active are ways we've engaged, invested in, and enriched our community since 2009.

There's even more that we want to accomplish, but we'll need to do it our way, and we'll need your help. The American soccer landscape is currently dominated by a small group of wealthy owners – a model that runs counter to our community-based philosophy. Our model for long-term growth is inspired by the Green Bay Packers' community ownership structure and we have long dreamed of giving our fans ownership in Chattanooga Football Club. The time has arrived. We are now taking advantage of recent changes in securities law to offer shares in our club.

This is not just another investment opportunity, it's about love of the game and love of our community. Our shareholders will have financial rights and full representation on our Board of Directors to help shape the future of the the club. And while our focus is always local, we hope our offering inspires a wave of supporter ownership across the U.S, changing the landscape of American soccer by connecting teams with fans and the communities that love them.

We've said this from the beginning: Chattanooga Football Club is Chattanooga's football club. We've tied our fate to a long-term commitment to this community. We are Chattanooga's team. Invest in Chattanooga Football Club and help us shape the next 90 years to fulfill our dreams together.

Gratefully, the Co-Founders & Board of Chattanooga FC:



Tim Kelly, Chairman of the Board



Sheldon Grizzle, Director



Krue Brock, President of Chattanooga FC Foundation



Marshall Brock



Thomas Clark



Daryl Heald



Paul Rustand

Meet the Founders



Sheldon Grizzle

President / Vice Chairman

Sheldon is passionate for creating community with entrepreneurial principles in all aspects of life.



Tim Kelly

Chairman of the Board, Co-Founder, Board Member

Tim is the CEO of Kelly Subaru and Southern Honda Powersports and startups Zipflip and SocialBot.



Krue Brock

Co-Founder, Board Member, Executive Director of CF

Executive Director of the CFC Foundation, a community investor and teacher of mathematics.



Marshall Brock

Co-Founder, Board Member

Marshall Brock is a Wealth Advisor at Keel Point. He also founded Clumpies Ice Cream Co.



Thomas Clark

Co-Founder, Board Member

Thomas is Director of Project Management for Lamp Post Properties



Daryl Heald

Co-Founder, Board Member

Daryl is Founder of Generosity Path: building generous individuals in the global financial capitals.



Paul Rustand

Secretary, Co-Founder, Board Member

Paul is CEO of Widgets & Stone, award-winning creative agency. Design with results.

AND THE REST OF THE TEAM



Ginny Kelly

Sponsorship Sales



Peter David Woolcock

Director of Game Day Operations & Ticketing



Reed Farnsley

Director of Sponsorship



Matt Greenwell

Designer



David Smotherman
Director of Merchandise



Charlie Milburn
Social Media and Public Relations Manager



Bill Elliot
Head Coach & General Manager



Peter Fuller
Associate Head Coach

Interview

Wefunder interviewed Chattanooga FC on September 19, 2018.

– COLLAPSE ALL

WF: Who are you and what is Chattanooga FC?

FC:

Tim Kelly: I'm Tim Kelly, the current chairman of Chattanooga FC.

Peter Woolcock: I'm Peter Woolcock and I'm the director of Operation Get Active, a youth sports program from the Chattanooga Football Club Foundation.

Tim: A group of friends with a passion for soccer and a passion for Chattanooga started Chattanooga Football Club in 2009. We started playing soccer in the National Premier Soccer League, and from the beginning, we wanted to play competitive soccer in front of as many fans as we could attract.

We also saw soccer as a tool to accomplish other things in the community. Over the course of ten years, we started a youth academy, a charitable foundation that uses soccer as a tool for a number of different social goals, and a women's team. We advocate constantly for the sport and for what it can do in the community. The purpose of this raise is to take Chattanooga FC from an amateur team to a professional team and to extend the team's season. We've always had a strong base of community support. It's been our dream from the very beginning to accomplish something like what in Europe is known as a supporters trust where fans partially own the team. That gives us meaningful ownership and meaningful control of the team's destiny.

WF: How did the team get started?

FC:

Tim: It got started when two of our board members (Krue Brock and Daryl Heald) met a third board member, Thomas Clark, who played in the NPSL in Birmingham. He approached two of our other members and said, "There is this great soccer league, but the team I played for in Birmingham wasn't great. Wouldn't it be cool if we could start a team in Chattanooga?"

They called a couple of friends who called a couple of friends, and that really became the founding board. I got involved because I knew the man who ran Finley Stadium, which was a big community stadium that wasn't being used in the summertime. The facility was not being used to its potential and losing money. I called him and he said, "Sure. Nothing's going on there and anything that can generate revenue would be great." We put a business plan together and had a team on the field within a couple of months.

WF: How has the team grown?

FC: *Tim:* In the beginning, we said we would be happy if we had 500 fans at a game. Lo and behold, we had 1,600 in a thunderstorm at our first game. At that point, we knew we were onto something. A strong group of supporters formed quickly. They call themselves the Chattahooligans and over the course of ten years, they have distinguished themselves as one of the finest sports support groups in the United States.

WF: What's unique about the way your club operates?

FC:

Tim: The American sports landscape is dominated by a franchise sports oligarchy that owns franchises and moves them around from place to place depending on what deal they get. We operate in complete contrast to that. We've said that we will never leave Chattanooga, for better or worse. We are a community-based club, and for the last ten years, we've been looking for the proper way to give fans ownership. It wasn't until crowdfunding was formed in 2016 that it even became possible.

People should understand that our community-based model is an existential threat to the franchise model. If we can be successful without paying franchise fees, it's a big problem from the guy selling the franchise. The USL has announced that they're also going to put a team here to try to stop this in its tracks. So it's really the perfect time for us to make the leap into the professional ranks.

The phrase that we've come up with to market ourselves in this period is "Built, not bought." That says it all. If you look at our social media and the way fans have reacted to that announcement, you see that our level of community support is pretty emphatic. We embrace a slow-growth, deep-rooted model that will ensure we're here in 100 years. That's our aim.

Peter: On a national level, there's a lot of other amateur clubs that look to Chattanooga Football Club. There's a lot of local context tied to Chattanooga, but there's also a national interest, especially among amateur clubs. They're definitely looking at us to see what move we make next. That's why we think doing crowdfunding and giving people the opportunity to buy into the club is going to be the start of a significant trend.

WF: How many people are attending your games?

FC: *Tim:* We've set almost every attendance record for amateur soccer. Our average attendance is higher than many clubs in much larger cities and in higher divisions. In fact, we had a national championship game a few years back that had 18,000 people in attendance, and we've had a number of 11,000 and 12,000 games. Our average attendance last year was almost 4,000, and that was an off year.

WF: Do you own or rent the stadium you use for games?

FC: *Tim:* We play in Finley Stadium, a 20k seat facility that's the largest in Chattanooga. I'm on the board of the Stadium Corporation that operates the stadium, but it does not belong to us. We've got a lot of equity built up with our fans, I think because we've always tried not to be extractive, and price things fairly. For years, we had a $5 ticket. We're up to $10 now, but part of this process will be to convert from a C-Corp to a Benefit Corp, because the fact is that we're not trying to wring every last dollar out of our fans. That said, we would love to have the latitude and the flexibility that our own stadium would bring us some day in the future, but at this point, we are in a city- and county-owned facility, and we'll be leasing from them under the best terms we can negotiate. We are proud of the fact that we've never asked for taxpayer dollars- on the contrary, by helping Finley stay profitable, we save the taxpayers money, because before we came along, the City and County had to fill the stadium's operating deficits.

WF: Do you have any plans to have your own facility?

FC:

Tim: Well, life would be a lot easier if we had a viable second alternative, both from a scheduling standpoint and the ability to keep all revenue in house. So as I said, Finley is home for now, but we'd love to start exploring some alternate sites for exhibition games and dates where we might have a scheduling conflict at Finley.

We studied the Green Bay Packers model pretty extensively prior to the crowdfunding law passing and turned it over like a Rubik's cube about 1,000 times trying to figure out how we could do something like that. Just like the Packers, they've done three or four series of raises over the course of time. I think we could do a subsequent raise in a few years to help build our own stadium, but that's not in the cards right now.

WF: What are the economics of the soccer team?

FC:

Tim: The typical soccer team derives roughly equal parts of its revenue from sponsorship and ticket sales. Last year, as a purely amateur team playing three months out of the year, we were at basically 45/45 ticket sales and sponsorships and then roughly 10-15% for merchandise. Another small percentage comes from our youth soccer camps.

Healthy merchandise can make the difference between profitability and loss. This last season we did about $750,000 in revenue. With most professional soccer teams, any surplus goes back into players, but if we play a fully professional, full season next year, we're looking at revenue projections that would be many times that.

WF: What would give you the ability to raise so much more revenue?

FC:

Tim: Games are revenue events for us, so it's really about getting more games. The way we are doing things is not novel. It's only novel in this country. This is just the way soccer is done in the rest of the world. There are a lot of people who are frustrated with the status quo in American soccer. We've found a lot of those folks will come out of the woodwork to buy our merchandise and buy tickets to our games in support of us.

By opening this up to a crowdfunded raise, we're not counting on purchasers from outside our immediate area, but I do think we'll have a fair number of people that will want to buy shares from outside the area for philosophical purposes or because they think they're supporting the good guys.

WF: Which league are you in and how big is it?

FC:

Tim: We're in the National Premier Soccer League, or the NPSL. The league is unofficially in the 4th tier of the U.S. soccer system and has 14 conferences in 4 regions.

There are 81 teams in our league. It's very difficult to win because it's a big country, there are a lot of divisions, and it's a grueling process to get through it. To try to win your way to the top of an 81-team league is a Herculean feat, and our fans care just as much if we win the league as NFL fans care if their team wins the Super Bowl.

The NPSL Pro, the league that we're joining with this raise, is projected to have probably eight teams in the league in the first year and then would grow from there as a lot of these amateur clubs move up.

Peter: There's excitement in the top half of the division in a traditional promotion and relegation type system, and then there's excitement in the lower end of the division because you've got the risk that if you don't do well, you're going to go down. Whereas in MLS, you could get halfway through the season and not make the playoffs, but you're not losing anything at the end of the year. There are no consequences for poor performance.

Soccer is the biggest global sport, and it would be awesome to see if we can try and align ourselves better with all the other countries around the world that have promotion/relegation. We have a real opportunity here in the U.S. with all these other hundreds of amateur clubs around the country.

WF: Would you go to the MLS if given the opportunity?

FC:

Tim: This is getting into the politics of U.S. soccer and the closed system versus the open system, but in order to get an MLS team, you have to write a check for $250 million, and you have to be in one the largest metro areas in the US. MLS would never allow a team in Chattanooga. If you want a team in the USL, the number is $7 million, and Chattanooga is really still too small based on the fact that it's the 100th largest metro area in the US. So we are basically permanently relegated to lower division status just based on the fact that we live in a smaller city. This is the only country in the world where the sport works this way. In the rest of the world, you field a team and if you win your division, you get promoted to the next league up the following year. You either win your way up or lose your way down. The easiest way for people to understand that is a baseball analogy. If you're familiar with Major League Baseball, there is AAA, AA, and A. It would be like if the three worst teams in Major League Baseball got sent down to AAA the following year and the best three teams from AAA got promoted to the Major Leagues, and so on down the line. That's the way soccer works in every other country on the planet. We're not betting that that happens in the U.S. very soon, but we hope that it happens eventually and think that it should happen. It would be a great thing for us if it did happen.

I think our target investors are people who believe in that David versus Goliath dream. If we were getting the chance to move up to to the MLS and we had the funding, we would probably do it, but what we'd rather see is an open system in the United States. We feel very strongly that it's not only the right thing to do in general terms, but it's the only way that American soccer is going to reach its full potential. We need a system of promotion and relegation to unleash the competitive forces and waves of investment that will get us there.

WF: Are there any outside factors investors should be aware of?

FC:

Tim: For full disclosure, there is an antitrust lawsuit pending against the U.S. Soccer Federation by the NASL, which was a rival league to the MLS and an advocate of the open system. We think the suit's got quite a bit of merit. So from an investor's viewpoint, it's a bet on the validity of that suit, because if the suit prevails and we get promotion-relegation like the rest of the world has, then the valuation of a club like ours would immediately go up based on the possibility that we could win our way up to a higher league. Conversely, if that doesn't happen, things just will remain the same. So there isn't a big downside risk there, but significant potential upside.

And of course, with another team (USL D3 Chattanooga Red Wolves SC) coming in here to try to capitalize on our success, there is a chance they siphon off some of our fan base, which would make our business model more difficult that would hurt our revenue.

WF: When you say you're an amateur soccer team, does that you don't pay any of the players? And do you want to move into a place where you are paying them?

FC:

Tim: Currently, we don't pay the players. We make them as happy and comfortable as possible within NCAA or NAIA guidelines. A real point of this crowdfunded raise is to be able to afford a professional staff needed to run a professional team on a nine-month basis.

Our operational budget with a professional player payroll is projected to be about $1.3 million. You're talking about a player payroll of between $300,000 and $500,000 and front office and overhead staff for another $250,000 to $300,000. Then various administrative expenses and travel expenses make up the difference, as travel expenses are fairly significant.

WF: How do you build to 20,000 average attendees?

FC:

Tim: If we can move up in leagues, whether we have to buy our way up or get promotion-relegation here, that would certainly draw more attention to our club. I think another really untapped piece of revenue is over-the-top media services. We think there's a great opportunity with streaming. We stream all our games now and had 30,000 viewers last season.

The other thing we're working on is a bet on the new league, and I'm on the committee that is helping put that together. We're working on putting together the right type of revenue-sharing deal with the league.

The authenticity of our type of soccer is the thing that sets it apart. We jokingly refer to the franchise soccer as McSoccer. It does not have the level of fan engagement and passion that ours does, and that is because it's canned, pre-fab, where ours grew from the roots up.
In terms of butts in seats, we do well. Our key performance indicator is attendance per capita. Chattanooga has a market of about 550,000 people. If you can get 1% of the population in your stadium at any given time, you're doing well. For us, that would be 5,500 people. Is it possible to do more than that? Yeah. On an average basis, we think 6,000 to 7,000 fans a game would be ringing all the bells and bring more revenue.

What we've done already has been with an advertising budget of maybe $50,000. If we were better capitalized, we could more heavily promote the games, and certainly sell more tickets. In this new league, we'd be playing the New York Cosmos, Detroit, and Miami, some bigger markets. That would obviously be a more appealing draw for fans.

Peter: We have the ability to keep our ticket prices relatively low compared to another professional team that has to pay big franchise fees and all the rest of it. We've got more flexibility to not scare people away with high ticket prices, and that's a key thing for our community here in Chattanooga. And our ticket pricing model will always be flatter and simpler than our competitions. That philosophy reflects our general philosophy of an egalitarian, community feel.

WF: Are you the only soccer team in the area?

FC: *Tim:* There are a couple of college teams, but nobody that draws anything like we draw and certainly not over the course of the same season. There's a USL D3 team that is slated to start here, though, and they'll be our primary competition.

WF: Do you think your success so far is about soccer or is it the fact that Chattanooga has been craving a team representing the city for so long?

FC:

Tim: I think it's a little bit of both. A lot of people come to the games because it's a conduit for their strong sense of place and community pride, and then they fall in love with the soccer. Then it becomes a flywheel effect when they bring friends, but it is more about the community and about expressing their love than it is about the game itself.

People are surprised to learn Nashville has a hockey team. They could be playing ping-pong and Nashville would show up, though, because what else are you going to root for? But the difference with a franchise operations so common in American sports is that a franchise operation is exactly that. It lacks real authenticity because deep down people know that the franchise could change their team affiliation or could just pick up and leave if the owner is not getting a good return. That's where we are fundamentally different. We were founded by Chattanoogans for Chattanooga, and we're never leaving. This is not an uncommon thing in Europe where teams are deeply rooted in their communities.

WF: How do you build a great team that fans are going to want to follow?

FC:

Tim: Since the early days of the club, I have always been an advocate for what I jokingly refer to as the Chicago Cubs model (this was before the Cubs won the World Series, mind you), which I would sum up this way: if you have a great environment, passionate fans, and good branding, then you really don't have to win a ton of games for people to show up and have fun. They will come for the love of that team and the experience. That being said, we have an overwhelmingly winning record, and we certainly want to win, but we have never relied on winning to put people in the stands.

This year was a good example. We only made the first playoff game. The team had a little trouble scoring goals, so not as exciting a team as we've had in some prior years, but we still met the attendance we wanted. It was still sufficient and the highest of any team in our league of 81 teams.

WF: What happens if the city gets a basketball team?

FC:

Tim: The conventional wisdom is that this is really about competitive choices. I would say that we've got a significant first-mover advantage over any team that comes after us. We know people form emotional connections with teams, and we've got plenty of fans with tattoos of our logo, which is the highest compliment, really. Our stickers are all over everything here. The depth of engagement is super strong. Basketball, just demographically, wouldn't be a huge threat. Hockey similarly would be expensive, and I imagine because of what's going on in Nashville it might cut into our games a little bit. We play concurrently now with the AA baseball team, and we've done everything we've been able to do over the course of ten years playing in parallel there.

WF: What are you afraid of?

FC: *Tim:* We are somewhat worried about this other USL team coming in simply because our model is under threat. While we don't think they'll peel out many of our fans, they'll probably peel out a few, though on the other hand, having two teams might just grow the overall market for soccer in Chattanooga. The other thing would be the stadium issue. I'm just one board member on the stadium and at times we have a contentious relationship with them. They're worried about their bottom line, and we're worried about our bottom line. We need to negotiate a mutually beneficial contract, but we feel we can.

WF: Why are you particularly qualified to run a soccer team?

FC: *Tim:* First and foremost, we have a ten year track record. Ten years ago, I would have had to rely on just general business experience, but what we've done over the course of the last ten years has been pretty extraordinary, and we have learned a tremendous amount from that experience. We've also gotten a fair amount of international attention because, as we've said, if soccer can make it here on the buckle of the Bible Belt, then soccer has truly made it in the United States.

We've learned a lot. We were a startup in 2010. I'm a serial entrepreneur and have owned and started quite a few businesses (7 and counting). My fellow board members and I bring a lot of varied background and experience to the project, and we know how to do it. Directly or indirectly, we've helped spawn four or five of the other large, independent teams in the United States. Our track record is fairly extensive and speaks for itself.

Peter runs the largest program within our foundation (Operation Get Active), and our foundation is a huge part of what we do. Part of what allows fans to really fall in love with us is our commitment to the community. It's not just photo-op commitment to the community. It's a real commitment.

Peter: I grew up supporting my local team in England. I'm an absolute soccer fanatic, and I still play the game. I was brought up in a country with a completely different system to what it is here. I would love to see soccer in the U.S. be more like it is in the rest of the world. That's from a personal standpoint. Then I'm involved in the club on our community side running an after-school soccer program called Operation Get Active. We're trying to get kids to simply be active through the game of soccer. We're working with 20 of our inner-city elementary schools, kids that don't get much opportunity to participate in recreation programs. We provide our program for $10 for a season, which is around ten weeks, and these kids practice twice a week after school. We're looking at close to 800 kids that will be participating in our program this fall. We also work with kids and adults with disabilities because we believe it's really important that those people are included in what we're doing here in the club.

We're seeing some real talent in our community. There are a lot of kids who have strong abilities, but there's no path for them to go on and play for our first team. We're trying to make that for them so that we can see some kids that do our program at an elementary school, one day go on and play for Chattanooga Football Club and even look to make a career out of the game.

WF: What are sponsors looking for in their relationship with you?

^

FC:

Tim: None of our community programs would be possible without our sponsors. The other thing that demonstrates the depth of engagement is sponsorship, and Volkswagen was our sponsor for our first year. We now have really solid corporate support, both on the team side and on the nonprofit side from Volkswagen.

I sold sponsorships personally for the first seven years, and then in the last couple of years have turned it over to a team that helps do it. We have not really had to quantify benefits for sponsors. We do occasionally have one represented by a third party ad firm that wants to know how many eyeballs they got and how many clicks the website got. One of the things we'll be able to do with a bigger staff is to quantify sponsor benefits better.

My main business through the course of my life has been the car business. As a car dealer, I'm usually on the other end of a sponsorship pitch. I've usually got people asking me for money. I'm very familiar with it and I'm familiar with what it takes for a business to feel as though they've gotten value for the dollar. Our mantra from the very beginning is to make sure that sponsors feel like they've gotten more than they've paid for. We've yet to lose a major sponsor in ten years. Part of that has to do with the level of engagement of our fans. Our fans are extremely passionate and they tend to patronize our sponsors and our sponsors see that.

WF: Paint us a picture of how you see America's overall excitement for watching sports and particularly soccer, and how do you think that will evolve in coming years? ^

FC:

Tim: I think the easiest way to understand that is to look at what Arthur Blank has done in Atlanta with the Atlanta United. Those guys came up to Chattanooga and took a look at our model because Darren Eales, their general manager, came from England and had heard what we did and wanted to see how a team in the American South- where most people didn't think the sport would ever be popular because it's SEC football country- was managing to energize soccer fans. In fact, the first game Atlanta United ever officially played was in Chattanooga against us.

Interest in baseball is waning among youth. We all know about the concussion issues with the NFL. The future belongs to soccer, but it's actually the stagnancy of the MLS/USL model that's holding it back. If soccer had an open system and more teams were able to render the depth of engagement that our fans have, soccer would be there a lot faster. That also has an impact on the success of the national team. An open system creates an investment dynamism that just can't be simulated in a closed system.

Peter: We have the World Cup coming here in 2026. We've got huge buildup time for that where the world's attention is on U.S. soccer and the majority of the games will be played in the United States. That is another huge opportunity for us to further champion our cause of an open system here. It would be phenomenal if we can have it up and running and show that it's gaining momentum and the buildup to that.

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RISKS

1 **Small Management Team.** Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

2 **Competition.** The Club will be facing competition from a new team that has announced it will also be playing in Chattanooga. Although

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

Chattanooga FC is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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